As filed with the Securities and Exchange Commission on October 8, 2024

Registration No. 333-274228
Registration No. 333-227476
Registration No. 333-191383

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement No. 333-274228
Form S-8 Registration Statement No. 333-227476
Form S-8 Registration Statement No. 333-191383

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACASTI PHARMA INC.
(Exact name of Registrant as specified in its charter)

Delaware	98-1359336
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

103 Carnegie Center, Suite 300 Princeton, New Jersey	08540

(Address of Principal Executive Offices)	(Zip Code)

ACASTI PHARMA INC. STOCK OPTION PLAN
ACASTI PHARMA INC. EQUITY INCENTIVE PLAN
(Full title of the plan)

Prashant Kohli
Chief Executive Officer
Acasti Pharma Inc.
103 Carnegie Center, Suite 300
Princeton, New Jersey 08540
(Name and Address of Agent for Service)

(609) 322-1602
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Steven J. Abrams
Hogan Lovells US LLP
1735 Market Street, 23rd Floor
Philadelphia, PA 19103
(267) 675-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement Nos. 333-274228, 333-227476 and 333-191383 (the “Registration Statements”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”) by Acasti Pharma Inc., a Delaware corporation (“Acasti Delaware”), as the ultimate successor to Acasti Pharma Inc., a corporation previously existing under the laws of the Province of Québec, Canada (“Acasti Québec”), which, as further described below, changed its jurisdiction to the Province of British Columbia, Canada (“Acasti British Columbia”) prior to changing its jurisdiction to the State of Delaware. For purposes of this Amendment and the Registration Statements, the terms the “Company,” “Acasti,” “we,” “us” and “our” refer to (i) Acasti Québec, (ii) Acasti British Columbia or (iii) Acasti Delaware, as applicable.

On October 1, 2024, the Company changed its jurisdiction of incorporation from the Province of Québec in Canada to the Province of British Columbia in Canada pursuant to a “continuance” effected in accordance with Chapter XII of the Business Corporations Act (Québec) (the “Continuance”). On October 7, 2024, the Company changed its jurisdiction of incorporation from the Province of British Columbia in Canada to the State of Delaware in the United States pursuant to a “continuance” effected in accordance with Section 308 of the Business Corporations Act (British Columbia) and a “domestication” (the “Domestication”) under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”).

The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before the effective date of the Domestication will not reflect the change in the Company’s jurisdiction of incorporation.

Upon effectiveness of the Continuance, each outstanding Class A common share, without par value per share, of Acasti Québec at the time of the Continuance remained issued and outstanding as a common share, without par value per share, of Acasti British Columbia. Furthermore, upon effectiveness of the Domestication, each outstanding common share of Acasti British Columbia at the time of the Domestication automatically became one outstanding share of common stock, par value $0.0001 per share, of Acasti Delaware. The common stock of Acasti Delaware continues to be listed for trading on The Nasdaq Stock Market LLC under the symbol “ACST.”

In connection with the Domestication, the Company continues its obligations under (i) the Acasti Pharma Inc. Stock Option Plan and (ii) the Acasti Pharma Inc. Equity Incentive Plan (together, the “Plans”) and all of the outstanding equity awards under the Plans.

Upon effectiveness of the Continuance, each outstanding option, warrant and restricted share unit settleable into Class A common shares of Acasti Québec remained exercisable for or able to be settled into an equivalent number of common shares of Acasti British Columbia for the equivalent exercise price per share (if applicable), without any action by the holder. Upon effectiveness of the Domestication, each outstanding option, warrant and restricted share unit settleable into common shares of Acasti British Columbia remained exercisable for or able to be settled into an equivalent number of shares of common stock of Acasti Delaware for the equivalent exercise price per share (if applicable), without any action by the holder.

The rights of stockholders of the Company are now governed by Delaware law, the certificate of incorporation of the Company (the “Certificate of Incorporation”) and the bylaws of the Company (the “Bylaws”), which were adopted in connection with the Domestication. Delaware law, the Certificate of Incorporation and the Bylaws contain provisions that differ in certain respects from Acasti Québec’s organizational documents and Québec law and Acasti British Columbia’s organizational documents and British Columbia law. A description of the rights of stockholders before and after the Domestication is described in the final prospectus dated August 7, 2024, which was filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2024 and is a part of the Company’s registration statement on Form S-4 (File No. 333-280536).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Part I of Form S-8, the information specified under Item 1 and Item 2 of Part I of Form S-8 is omitted in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference herein:

(a)	The Company’s Annual Report on Form 10-K for the year ended March 31, 2024, filed with the Commission on June 21, 2024;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the Commission on August 9, 2024;

(c)
The Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), filed with the Commission on June 27, 2024, August 16, 2024, September 25, 2024, September 30, 2024 and October 7, 2024; and

(d)	The description of the Company’s common stock included in the final prospectus dated August 7, 2024, filed with the Commission on August 7, 2024 pursuant to Rule 424(b)(3).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed to be incorporated by reference herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of the DGCL, our Certificate of Incorporation and our Bylaws, as such provisions relate to the indemnification of our directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the DGCL, our Certificate of Incorporation and our Bylaws.

Section 102(b)(7) of the DGCL generally permits a Delaware corporation to provide in its certificate of incorporation that directors or certain officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) with respect to directors and officers, any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) with respect to directors and officers, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) with respect to directors, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; (iv) with respect to directors and officers, any transaction from which the director or officer derived an improper personal benefit; or (v) with respect to officers, any action by or in the right of the corporation.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim.

Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

The Company’s Certificate of Incorporation contains provisions that limit the liability of the Company’s directors and officers for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors and officers will be further limited to the greatest extent permitted by the DGCL.

Our Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL, subject to limited exceptions. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a current or former director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Directors’ and officers’ liability insurance has been purchased for the benefit of our directors and officers to back up the Company’s indemnification of them against liability incurred in their capacity as directors and officers, subject to certain limitations under applicable law. We also maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been directors or officers of the Company. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document
3.1	Certificate of Incorporation of Acasti Pharma Inc. (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on October 7, 2024)
3.2	Bylaws of Acasti Pharma Inc. (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Commission on October 7, 2024)
4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 7, 2024)
5.1*	Opinion of Hogan Lovells US LLP
10.1
Acasti Pharma Inc. Equity Incentive Plan, as amended August 4, 2022 (incorporated herein by reference to Schedule B to the Company’s Proxy Statement on Schedule 14A filed with the Commission on August 31, 2022)

10.2
Acasti Pharma Inc. Stock Option Plan, as amended August 4, 2022 (incorporated herein by reference to Schedule A to the Company’s Proxy Statement on Schedule 14A filed with the Commission on August 31, 2022)

10.3
Form of Stock Option Agreement for Employees under the Acasti Pharma Inc. Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2023)

10.4
Form of Stock Option Agreement for Non-Employee Directors under the Acasti Pharma Inc. Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2023)

23.1*	Consent of KPMG LLP, independent registered public accounting firm
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm
23.3*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)

* Filed herewith

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee Table”, as applicable, in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 8, 2024.

ACASTI PHARMA INC.

By:	/s/ Prashant Kohli
Name:	Prashant Kohli
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Prashant Kohli his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to the Registration Statements and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Prashant Kohli	Chief Executive Officer and Director	October 8, 2024
Prashant Kohli	(Principal Executive Officer)

/s/ Robert J. DelAversano	Principal Financial Officer	October 8, 2024
Robert J. DelAversano	(Principal Financial and Principal Accounting Officer)

/s/ Vimal Kavuru	Chair of the Board and Director	October 8, 2024
Vimal Kavuru

/s/ Brian Davis	Director	October 8, 2024
Brian Davis

/s/ George Kottayil	Director	October 8, 2024
George Kottayil

/s/ Edward Neugeboren	Director	October 8, 2024
Edward Neugeboren